EXHIBIT 10.35

Non-Employee Director Deferred Stock Unit Award In Connection with the 2007 Incentive Award Plan

TO:	[ ]
DATE:	[ ]

We are pleased to advise you of your [Year of Annual Award] Deferred Stock Unit Award from Coca-Cola Enterprises Inc. (also referred to as the “Company”), under the 2007 Incentive Award Plan (the “Plan”). The terms and conditions applicable to this Deferred Stock Unit Award (“DSU Award”) are described below.

1.	Deferred Stock Unit Award. A [Year] DSU Award account has been established on your behalf under the Plan, and it has been credited with [Number of DSU] deferred stock units.

Within 60 days of your termination from service as a member of the Company’s Board of Directors, the Company will distribute a share of Coca-Cola Enterprises Inc. common stock to you for each deferred stock unit credited to your account under the DSU Award, provided that the applicable vesting conditions for the DSU Award have been satisfied.

2.	Nature of Deferred Stock Unit Award. Your DSU Award represents an unfunded and unsecured promise by the Company to pay amounts in the future in accordance with the terms of this DSU Award. The DSU Award does not entitle you to vote any shares of the Company’s common stock or receive actual dividends. Your DSU Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party.

3.	Vesting in Deferred Stock Units. Your DSU Award will vest on [Vesting Date] if you continue to be a member of the Company’s Board of Directors on that date. Notwithstanding the foregoing, 100% of your DSU Award will vest in the event of your death or the termination of your service as a member of the Company’s Board of Directors as a result of your disability.

4.	Effect of Termination of Board Service. If, before this DSU Award is vested, your service as a member of the Company’s Board of Directors terminates on account of any reason other than your death or disability, your DSU Award will be forfeited on your service termination date.

5.	Dividend Equivalents. Your DSU Award account will earn credits equal to any dividends declared by the Board of Directors on the Company’s common stock (“Dividend Equivalents”). These Dividend Equivalents will be equal to the dividends payable on the same number of shares of stock as the number of deferred stock units granted under this DSU Award and will become vested on the date your DSU Award vests. An amount equal to these Dividend Equivalents will be paid to you when your account under the DSU Award is distributed. If your DSU Award does not vest, all Dividend Equivalent credits will also be forfeited.

6.	Reservation of Right to Modify Award to Comply with Section 409A. This DSU Award is intended to comply with section 409A of the U.S. Internal Revenue Code, and the Company reserves the authority to amend this DSU Award as necessary to comply with section 409A.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER

THE SECURITIES ACT OF 1933